Exhibit 1.2

Pricing Agreement

RBS Securities Inc.
Morgan Stanley & Co. LLC

As Representatives of the several
Underwriters named in Schedule I hereto,

May 10, 2017

Ladies and Gentlemen:

The Royal Bank of Scotland Group plc, a public limited company incorporated under the laws of, and registered in, Scotland (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated May 9, 2017 (the “Underwriting Agreement”) among the Company on the one hand and the several Underwriters on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”), or to purchasers procured by them, the securities specified in Schedule II hereto (the “Notes”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Disclosure Package and/or the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Disclosure Package and/or the Prospectus (each as therein defined), as the case may be, and also a representation and warranty as of the date of this Pricing Agreement in relation to the Disclosure Package and/or the Prospectus (as amended or supplemented), as the case may be, relating to the Notes which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of themselves and on behalf of each of the Underwriters of the Notes pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Notes, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein (including Schedules I and II hereto) and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, or to purchasers procured by them, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, or to procure purchasers to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us one counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

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Very truly yours,

THE ROYAL BANK OF SCOTLAND GROUP PLC

By:	/s/ Ian Merriman
Name: Ian Merriman
Title: Head of Strategic Projects

Accepted as of the date hereof:

RBS SECURITIES INC.

By:	/s/ Rene Mijne
Name: Rene Mijne
Title: Director

Morgan Stanley & Co. LLC

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

For themselves and as Representatives of the several Underwriters

SCHEDULE I

		Principal Amount of Fixed/Floating Rate Notes to be Purchased	Principal Amount of Floating Rate Notes to be Purchased
Credit Suisse Securities (USA) LLC		$300,000,000	$300,000,000
Morgan Stanley & Co. LLC		$300,000,000	$300,000,000
RBS Securities Inc. (marketing name “NatWest Markets”)		$570,000,000	$570,000,000
UBS Securities LLC		$300,000,000	$300,000,000
CIBC World Markets Corp.		$15,000,000	$15,000,000
Swedbank AB (publ)		$15,000,000	$15,000,000
	Total:	$1,500,000,000	$1,500,000,000

SCHEDULE II

Capitalized terms used herein, unless otherwise stated, shall have the meaning set forth in the Underwriting Agreement.

Title of Notes:

3.498% Fixed Rate/Floating Rate Notes due 2023 (the “Fixed/Floating Rate Notes”)

Floating Rate Notes due 2023 (the “Floating Rate Notes”)

Aggregate principal amount of Notes:

$1,500,000,000 principal amount of the Fixed/Floating Rate Notes

$1,500,000,000 principal amount of the Floating Rate Notes

Price to Public:

100.000% of the principal amount of the Fixed/Floating Rate Notes

100.000% of the principal amount of the Floating Rate Notes

Purchase Price by Underwriters:

99.650% of the principal amount of the Fixed/Floating Rate Notes

99.650% of the principal amount of the Floating Rate Notes

Underwriting Commission:

0.350% for the Fixed/Floating Rate Notes

0.350% for the Floating Rate Notes

Form of Securities:

Book-entry only form represented by one or more global notes deposited with a custodian for DTC, Euroclear Bank SA/NV and Clearstream Banking, société anonyme, as the case may be.

Specified funds for payment of purchase price:

Wire transfer of immediately available funds

Applicable time:

5:55 p.m. (New York time), May 10, 2017

Time of Delivery:

9:30 a.m. (New York time), May 15, 2017

Indenture:

Amended and Restated Indenture dated as of September 13, 2011, between the Company and The Bank of New York Mellon, acting through its London Branch, as Trustee, as amended and supplemented by the First Supplemental Indenture dated as of April 1, 2014 and the Second Supplemental Indenture dated as of April 5, 2016, and one or several supplemental indentures to be dated on or around May 15, 2017.

Maturity Date:

May 15, 2023 for the Fixed/Floating Rate Notes

May 15, 2023 for the Floating Rate Notes

Interest Rate:

For the Fixed/Floating Rate Notes:

-	from (and including) May 15, 2017, to (but excluding) May 15, 2022, 3.498% per annum; and

-	from (and including) May 15, 2022 to (but excluding) maturity, three-month U.S. dollar LIBOR as determined on the applicable Fixed/Floating Rate Notes Interest Determination Date, plus 1.480% per annum, accruing from May 15, 2022, to (but excluding) maturity, which interest rate will be reset quarterly on each Fixed/Floating Rate Notes Interest Reset Date.

For the Floating Rate Notes, three-month U.S. dollar LIBOR, as determined on the applicable Floating Rate Notes Interest Determination Date, plus 1.470% per annum, accruing from May 15, 2017, to (but excluding) maturity, which interest rate will be reset quarterly on each Floating Rate Notes Interest Reset Date.

Interest Payment Dates:

For the Fixed/Floating Rate Notes:

-	from (and including) May 15, 2017, to (but excluding) May 15, 2022, interest will be paid on May 15 and November 15 of each year, commencing on November 15, 2017, to (and including) May 15, 2022; and

-	from (and including) May 15, 2022 to (but excluding) maturity, interest will be paid on August 15, 2022, November 15, 2022, February 15, 2023 and May 15, 2023, commencing on August 15, 2022, to (and including) maturity.

For the Floating Rate Notes, interest will be paid on May 15, August 15, November 15 and February 15 of each year, commencing on August 15, 2017 and ending on maturity.

Interest Record Dates:

For the Fixed/Floating Rate Notes:

-	from (and including) May 15, 2017, to (but excluding) May 15, 2022, interest will be paid to holders of record of each Fixed/Floating Rate Note in respect of the principal amount thereof outstanding as of the 15th calendar day immediately preceding the Fixed/Floating Rate Notes Fixed Rate Period Interest Payment Dates, whether or not such day is a Business Day; and

-	from (and including) May 15, 2022 to (but excluding) maturity, interest will be paid to holders of record of each Fixed/Floating Rate Note in respect of the principal amount thereof outstanding as of the 15th calendar day immediately preceding the Fixed/Floating Rate Notes Floating Rate Period Interest Payment Dates, whether or not such day is a Business Day.

For the Floating Rate Notes, interest will be paid to holders of record of each Floating Rate Note in respect of the principal amount thereof outstanding as of the 15th calendar day of each year, immediately preceding the Floating Rate Notes Interest Payment Dates, whether or not such day is a Business Day.

Interest Rate Reset Dates:

For the Fixed/Floating Rate Notes, from (and including) May 15, 2022 to (but excluding) the maturity date or redemption date, interest will be reset on May 15, 2022, August 15, 2022, November 15, 2022 and February 15, 2023, commencing on May 15, 2022.

For the Floating Rate Notes, interest will be reset on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2017.

Redemption Provisions:

Each series of Notes may be redeemed as described in the Prospectus.

U.K. Bail-In Power:

The Notes may be subject to the U.K. bail-in power as described in the Prospectus.

Sinking Fund Provisions:

No sinking fund provisions.

Closing location for delivery of Notes:

Offices of Davis Polk & Wardwell London LLP, 5 Aldermanbury Square
London EC2V 7HR, United Kingdom

Names and addresses of Representatives:

Designated Representatives:	RBS Securities Inc.
Morgan Stanley & Co. LLC

Address for Notices:	600 Washington Blvd.
Stamford, CT 06901
United States of America

1585 Broadway, 4th Floor
New York, NY 10036
United States of America

CUSIP:

780097 BE0 for the Fixed/Floating Rate Notes

780097 BF7 for the Floating Rate Notes

ISIN:

US780097BE04 for the Fixed/Floating Rate Notes

US780097BF78 for the Floating Rate Notes

Stock Exchange Listing:

The Company intends to apply to list each series of Notes on the New York Stock Exchange in accordance with its rules.

Other Terms:

The Notes will have additional terms as more fully described in the Disclosure Package and the Prospectus and shall be governed by the Indenture.